Exhibit 10.19

[TELEGLOBE LOGO]

November 21, 2003

Brian Fitzpatrick

4 Vanpiper Lane

Pittsford, NY 14534

Dear Brian,

On behalf of Teleglobe America Inc. (Teleglobe), I am pleased to confirm our offer of employment for the position of Executive Vice President of Sales. The external title will be President of Worldwide Sales. This position will report to myself as CEO. Your starting date will be Monday, 24th November. You will have an office available for your use in Montreal.

The following is a list of your employment conditions:

•                  Base Salary: US $300,000 per annum, subject to annual increase, Since your pay will be deposited directly in your bank account, we will require a void check or other document showing your account number.

•                  Incentive Compensation:  150% of base salary at target performance level with a maximum earnable bonus of 200% of base salary, subject to achievement of stretch targets which will be agreed annually.

For 2004, $100,000 of bonus will be guaranteed and will be paid, 50% at end June 2004 and 50% at end December 2004.

Long-Term Incentive Compensation: Upon the closing of the ITXC transaction (the “Grant Date”), TLGB Acquisition LLC (“TLGB”), an affiliate of Cerberus, shall grant you options for the purchase of 3,600 shares of common stock of Teleglobe International Holdings Ltd. (“Holdings”), at a strike price equal to the per share fair market value of Holdings common stock at the time of grant. This grant is equivalent to 0.3% of the fully diluted common stock of Holdings. The vesting of these options shall be based on the expiration of a defined time period. At this time, these are not intended to be incentive stock options for tax purposes. We are currently reviewing whether it is possible to achieve a more favourable tax treatment for you. In the event that this is judged, in Teleglobe’s sole opinion, to be not feasible then maximum earnable bonus will be increased to 250% of base salary subject to achievement of stretch targets, to be agreed annually. Notwithstanding the foregoing, TLGB may determine, in its discretion, to grant to you options (of an equal dollar value) for the purchase of shares of common stock of the Holdings’ subsidiary New Parent (as defined in the Agreement and Plan of Merger between Holdings and ITXC Corp. dated November 4, 2003) in lieu of shares of Holdings common stock (it is anticipated that New Parent common stock shall be listed on NASDAQ or such other securities exchange), In the event the value of New Parent on the Grant Date is greater than $536 Million dollars (US), you will be granted additional options for the purchase of shares of the common stock of New Parent of up to an additional 0.1% of the fully diluted common stock of New Parent on the Grant Date, under and pursuant to, the terms of the New Parent Stock Option Plan (to be implemented after the closing). This further grant will be made on the Grant Date. You will be issued options equal to 0.1% of the fully diluted common stock of the New Parent in the event that the value of New Parent on the Grant Date is equal to or greater than 145% of $536 million dollars ($777,200,000). You will not be issued any additional New Parent options in the event that the value of the New Parent on the Grant date is $536 million dollars or less. The level of this further grant, between 0.0% and 0.1%, will be prorated in event that the value of New Parent on the Grant Date is between $536 million dollars and $777,200,000. For example, in the event that the value of New Parent on the Grant Date is $656,600,000, you will be issued options to purchase .05% of the fully diluted common stock of New Parent on the Grant Date.

In addition, upon or after the closing of the ITXC transaction (the “Grant Date”), New Parent shall grant you options for the purchase of shares of common stock of New Parent, representing 0.2% of the fully diluted common stock of New Parent on the Grant Date, under and pursuant to, the terms of the New Parent Stock Option Plan (to be implemented upon the closing).

In the event that it becomes clear that the ITXC transaction looks unlikely to close, which is not the case currently, then we will need to discuss the timing and pricing terms related to the grant of options for Holdings common stock, If the closing does not occur, no options would be granted for New Parent common stock.

Every year, 2005-2007, subject to performance, you will receive a further option for the purchase of shares of common stock of new parent, representing a minimum of 0.1% of the fully diluted common stock of new parent.

You will need to review the personal tax implications for you of this incentive plan.

•                  Additional Responsibilities: Subject to the final outcome of organizational re-design between ITXC and Teleglobe, it is my intention that Customer Service and a small Business Development group will report to the Executive Vice President of Sales. The precise definition of what will be in these units is still subject to review.

•                  Pension plan: You will be eligible to participate to the 401K Plan where the Employer will match 100% of your contribution up to the first 4% of base salary.

•                  Employee benefits: You will be enrolled in Teleglobe paid life, Accident Death and dismemberment, Short and Long Term Disability Plans on your first day of employment. If you wish to elect coverage for the medical, dental, vision and supplemental life insurance, you must do so within 31 days from your date of hire. Otherwise, you will not be eligible to enroll until the Company’s next annual open enrolment period and/or if you experience an IRS qualified family status change.

•                  Annual leave: Four (4) weeks of vacation per year which cannot be accrued for more than one year.

•                  Severance package: If you are terminated by the company without cause, you will be paid 12 months base salary and 50% of target bonus as a lump sum on date of termination. This payment is in lieu of any other severance payments you may be entitled to under any other plan or legislation or law or policy. The treatment of your unexercised options in this event has yet to be defined under the new Option plan.

a)              Should the Company terminate your employment for cause, then you will not be eligible to any severance payment. For the purposes of this agreement, “cause” means (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, the Owner Entity or any of their affiliates or subsidiaries, (iii) the Executive’s material breach of this Agreement, (iv) the Executive’s contravention of specific written lawful directions from the Board, (v) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful, or negligent, or (vi) misconduct by the Executive which seriously discredits or damages the Company, the Owner Entity or any of their affiliates or subsidiaries. In this circumstance, all unvested options terminate.

b)             Should you resign for “good reason”, you will receive the same amount of severance as you would receive if the Company terminates your employment without cause. For the purposes of this agreement, “good reason” means the occurrence of any of the following without the Executive’s written consent: (i) action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities; (ii) the Company’s failure to make any payment or provide any award or benefit to the Executive under this Agreement pursuant to the terms hereof; or (iii) the Company’s breach of any material term of this Agreement, provided that the Company shall have fifteen (15) business days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in “Good Reason”. The treatment of your unexercised options in this event has yet to be defined under the new Option plan.

Upon any termination of the Term, employee receives accrued and unpaid base salary and unpaid reasonable business expenses.

•                  D&O Insurance: As an Officer of the Company, you will be covered by the attached D&O Policy.

•                  Relocation: During the term of your employment, the company will pay reasonable travel and hotel expenses for the time you spend in Montreal.

We will review during the first month of your employment the need for an office far you in Rochester.

If you and your family decide to relocate to Montreal, the company will pay reasonable costs of that relocation; to be subject to agreement between you and myself as CEO.

•                  Tax: In the event that you become resident for tax purpose in Canada, to the extent that the amount of income tax due and payable for any taxable period for your compensation set out under “Base Salary” and “Incentive Compensation” exceeds the amount of income tax that would have been due and payable for such taxable period on such compensation if such compensation were paid to you as a resident of New York State, you shall receive an additional cash payment from the Company in an amount equal to such excess amount of income tax that is due and payable. At the beginning of each year during the Term, an estimate of the tax equalization on a monthly basis shall be made on the Base Salary to be received by you during such year and such tax equalization amount shall be paid to you on a monthly basis. At the end of the year, a final tax equalization calculation shall be made with respect to all taxable income earned or paid to the Executive during such year. To the extent that any amount of tax equalization for you is needed in addition to the total monthly payments already made to you, such payment shall be made to you no later than five (5) days prior to the date that the relevant income tax payment is due to the appropriate taxing authority. All tax equalization payments will be grossed up.

•                  Confidentiality and business ethics: You must agree to comply with the enclosed policies governing business ethics and the protection of confidential information by signing and returning the appropriate declaration forms.

It is understood that the employment conditions described above may be subject to change in accordance with Teleglobe Human Resources Policies.

Please indicate your acceptance of our offer by signing the two copies of this letter, initialing each page of the attachment and returning the duplicate copy of both the letter and the attachment to me by November 17th 2003.

Brian, I would like to take this opportunity to wish you every success in your career with us.

Sincerely yours,

By:	/s/ Liam Strong
Liam Strong
CEO

I ACCEPT THIS OFFER OF EMPLOYMENT.

Signature:	/s/ Brian V. Fitzpatrick	Date:	November 21, 2003

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY

AND EXCLUSIVITY UNDERTAKINGS

1.                     I acknowledge that I am employed by Teleglobe America Inc. or its parent, a subsidiary or an affiliated company (the “Company”). In consideration of my future employment with the Company, I agree as follows:

a)            That during the course of my employment with the Company, I may come into possession of knowledge or information that is Confidential Information (as defined below) of the Company or another party to which the Company has an obligation of confidentiality;

b)           That I will not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person or entity any Confidential Information except for the benefit of the Company, in the proper course of employment with the Company. To avoid any doubt, I accept that this restriction will apply to me both before and after the end of my employment with the Company;

c)            That during my employment with the Company and for one (1) year thereafter, I will not directly or indirectly hire or solicit for hire any person:

i)                             Who was an employee of the Company during the 12 months preceding the end of my employment with the Company;

ii)                        Who was an employee of the Company while I was employed with the Company and with whom I had significant dealings whilst employed by the Company.

d)           Throughout the term of my employment, I will devote my full time and attention to the business and affairs of the Company and will not, without the prior written consent of the Company, engage in any other business or occupation for remuneration or become a director, officer, employee or agent of any other business without the prior written approval of the Company;

e)              The Company and I foresee that I may make discoveries or create intellectual property in the course of my duties under this agreement and agree that in this respect I have a special obligation to further the interest of the Company. Subject to the provisions of the Patent Act 1977 and the Copyright, Designs and Patent Act 1988, if at any time during my employment under this agreement I make or discover or participate in the making or discovery of any intellectual property relating to or capable of being used in the business for the time being carried on by the Company, full details of the intellectual property shall immediately be communicated by me to the Company and shall be the absolute property of the Company. At the request and expense of the Company I shall give and supply all such information, data, drawings and assistance as may be necessary or desirable for obtaining patent or other protection for the intellectual property in such parts of the world as may be specified by the Company and for investing the same in the Company or as the Company may direct. I irrevocably appoint the Company to be my attorney in my name and on my behalf generally to sign, execute, and generally to use my name for the purpose of giving the Company (or a nominee of the Company) full benefit of the provisions of this clause. A certificate in writing signed by the Company or any director or Secretary of the Company, that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case. If the intellectual property is not the property of the Company, the Company shall, subject to the provisions of the Patent Act 1977, have the right to acquire for itself or its nominee any right in the intellectual property within 3 months after disclosure on fair and reasonable terms to be agreed and settled by a single arbitrator. Rights and obligations under this clause continue in force after termination of this agreement in respect of intellectual property created during my employment under this agreement and shall be binding upon my personal representatives.

f)          That I am not subject to any non-competition or other restrictions from a previous employer or other party that could in any way affect the performance of my employment obligations with the Company and I hereby indemnify the Company against any costs or damages arising from the breach of this paragraph (I).

g)              That for six months after the end of my employment I will not solicit, canvas, or endeavor to take away from the Company any customer or client of the Company’s who were such a customer or client during the twelve months preceding the end of my employment.

2.                     Confidential information means all materials and information that I received, developed or had access to, or will receive, develop or have access to in the course of employment with the Company including, but not limited to, the Company’s production processes, marketing techniques or plans, mailing lists, customer lists, financial information, strategic business plans, product development (or other proprietary data), employee lists, discoveries, results of research and development activities; any information about the Company that is not generally known to the public or others engaged in similar business activities; and information concerning customers, vendors or others transacting business with the Company, including their manufacturing methods, processes, techniques, products or research.

3.                     Invention means all discoveries, improvements, developments, devices, tools, machines, apparatus, appliances, designs, promotional ideas, practices, processes, formulas or products, used in or related to the business of the Company or a business the Company proposes to be engaged in, whether patentable, copyrightable, or that is made, discovered, conceived, developed or reduced to practice or secured by me, solely or jointly with others or otherwise during the term of my employment and for six (6) months thereafter.

4.                     I agree that all of my obligations under this Agreement will be binding on my heirs, executors, administrators, assigns or other legal representatives.

/s/ Brian V. Fitzpatrick
Employee Signature

BRIAN V. FITZPATRICK
Employee Name (printed)

November 21, 2003
Date

TELEGLOBE AMERICA INC

ACQUIRED RIGHTS AND DATA PROTECTION AGREEMENT

I authorize:

•                  Teleglobe America Inc. and its subsidiaries (“Teleglobe”), and any agent or independent contractor appointed by Teleglobe to administer any Teleglobe benefit plans, to obtain and maintain records of any of my personal information from me or the Teleglobe subsidiary I work for, as may be required for the effective administration of compensation, healthcare, pension or retirement plan that Teleglobe offers to me or is contemplating offering to me. I understand that 1 may request and receive copies of my personal data collected by Teleglobe or its agents.

I declare, agree and accept that:

•                  The offer of healthcare, pension or retirement benefits is wholly discretionary to Teleglobe and for that reason the benefits are not in the nature of nor to be considered part of my salary, subject to benefit on severance, resignation or redundancy and will not be considered as part of my salary if these benefits or rights are discontinued;

•                  The offer of healthcare, pension or retirement benefits and related benefits in my favor does not create any obligation on the part of Teleglobe to offer or grant such benefits or rights to me in the future;

•                  This Agreement will be governed by the laws of the Commonwealth of Virginia, and the United States without regard to Virginia’s choice of law provisions.

NAME:	BRIAN V. FITZPATRICK
(In Capitals)

SIGNED:	/s/ Brian V. Fitzpatrick

DATED:	November 21, 2003